Exhibit 23.6

Consent of Webb & Company, P. A., Independent Registered Public Accounting Firm for incorporation by reference of their report into Form 10-K filed with the Commission on March 31, 2011 and included in the Issuer's Registration Statement on Form S-1 filed herewith.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 30, 2011 relating to the December 31, 2010 and 2009 financial statements of CUI Global, Inc.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

WEBB & COMPANY, P.A.

Certified Public Accountants

Boynton Beach, Florida

January 26, 2012

1500 Gateway Boulevard, Suite 202 ● Boynton Beach, FL 33426

Telephone: (561) 752-1721 ● Fax: (561) 734-8562

www.cpawebb.com